For the fiscal year ended 10/31/97
File number : 811-06047

                          SUB-ITEM 77 D


         Policies with Respect to Securities Investments

     A)         On February 19, 1997 the Directors
approved  a change in investment policy permitting
the  Fund  to hold up to 15% of its net assets  in
repurchase  agreements which have  a  maturity  of
longer   than   7   days  or  in  other   illiquid
securities.




























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